EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation
Automotive Lease Guide (alg), Inc.	Delaware
Arkona, Inc.	Delaware
AutoStyleMart, Inc.	Delaware
Curomax Canada Inc.	Canada
Curomax Limited	Delaware
Chrome Systems, Inc.	Delaware
Credit Online, Inc.	Delaware
DealerTrack Canada Inc.	Ontario, Canada
dealerAccess, Inc.	Delaware
DealerTrack Aftermarket Services, Inc.	Delaware
DealerTrack Data Services, Inc.	Delaware
DealerTrack Digital Services, Inc.	Delaware
DealerTrack, Inc.	Delaware
webalg, inc.	Delaware

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